Exhibit 99.1

          INTEL UPDATES FOURTH-QUARTER BUSINESS EXPECTATIONS

    Company Narrows Revenue Range to $8.5 Billion to $8.7 Billion;
       Goodwill Impairment Charge of Approximately $600 Million
                     Likely in the Fourth Quarter

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Dec. 4, 2003-- Intel Corporation today provided a scheduled update to the company's Business Outlook for the fourth quarter, which ends Dec. 27.
    Intel expects revenue to be between $8.5 billion and $8.7 billion, as compared to the previous range of $8.1 billion to $8.7 billion. The gross margin percentage is expected to be 62 percent, plus or minus a point, as compared to the previous expectation of 60 percent, plus or minus a couple of points. The company's Intel Architecture business is experiencing solid seasonal growth while demand for communications products remains on track with the company's expectations for the quarter.
    Intel anticipates taking a fourth-quarter goodwill impairment charge related to the Wireless Communications and Computing Group
(WCCG). The long-term growth expectations for this business are no longer projected to be as high as previously expected. The impairment charge is likely to be approximately $600 million. The amount of the charge will be reported in the company's fourth-quarter earnings release following completion of the valuation analysis required under accounting rules.
    R&D spending is expected to be $4.4 billion for the year, as compared to the previous expectation of $4.3 billion. Expenses are expected to be approximately $2.3 billion, at the high end of the previous expectation of $2.2 billion to $2.3 billion.
    The tax rate for the fourth quarter is expected to be approximately 32 percent, as compared to the previous expectation of
31.5 percent. The revised tax rate expectation assumes the impact of a $600 million goodwill impairment charge related to WCCG, which would not be deductible for tax purposes, and includes other anticipated tax-related items.
    The net earnings-per-share impact of the assumed $600 million goodwill impairment charge and the other anticipated tax-related items is $.06 per share.
    All other expectations are unchanged.
    Intel's fourth-quarter Business Outlook was originally published in the company's third-quarter earnings release, available at www.intc.com. The company will hold a public webcast at 2:30 p.m. PST today at www.intc.com, with a replay available until Jan. 14.
    Intel, the world's largest chip maker, is also a leading manufacturer of computer, networking and communications products. Additional information about Intel is available at www.intel.com/pressroom.

    This Business Update and the Oct. 14 Business Outlook are forward looking and involve a number of risks and uncertainties. Demand for Intel's products, which impacts revenue and the gross margin percentage, is affected by business and economic conditions as well as computing and communications industry trends and changes in customer ordering patterns. Revenue and the gross margin percentage are affected by competing chip architectures and manufacturing technologies, competing software-compatible microprocessors, pricing pressures and other competitive factors, as well as market acceptance of Intel's new products, the availability of sufficient inventory to meet demand, the availability of externally purchased components and the development and timing of introduction of compelling software applications and operating systems that take advantage of the features of our products. Future revenue is also dependent on continuing technological advancement, including developing and implementing new processes and strategic products, as well as the timing of new product introductions, sustaining and growing new businesses and integrating and operating any acquired businesses. In addition to the impact of changes in revenue, the gross margin percentage varies with product mix and pricing, changes in unit costs, capacity utilization and the existence of excess capacity, and the timing and execution of the manufacturing ramp and associated costs. The gross margin percentage could also be affected by excess or obsolete inventory, variations in inventory valuation and impairment of manufacturing assets. Intel conducts much of its manufacturing, assembly and test and sales activities outside the United States and is thus subject to a number of other factors, including currency controls and fluctuations, tariff and import regulations and regulatory requirements which may limit our or our customers' ability to manufacture, assemble and test or sell products in particular countries. If terrorist activity, armed conflict, civil or military unrest or political instability occurs in the United States, Israel or other locations, such events may disrupt manufacturing, assembly and test, logistics, security and communications, and could also result in reduced demand for Intel's products. The impacts of major health concerns, such as the SARS illness, or of large-scale outages or interruptions of service from utility or other infrastructure providers, on Intel, its suppliers, customers or other third parties could also adversely affect our business and impact our customer order patterns. Expenses, particularly certain marketing and compensation expenses, vary depending on the level of revenue and profits. The expectation regarding gains or losses from equity securities and interest and other assumes no unanticipated events and varies depending on equity market levels and volatility, gains or losses realized on the sale or exchange of securities, impairment charges related to non-marketable and other investments, interest rates, cash balances, and changes in fair value of derivative instruments. Expectations of impairment charges on investments are based on experience, and it is not possible to know which specific investments are likely to be impaired or the extent or timing of individual impairments. The tax rate expectation is based on current tax law and current expected income, and assumes Intel continues to receive tax benefits for export sales. The tax rate may be affected by the closing of acquisitions or divestitures, the jurisdiction in which profits are determined to be earned and taxed, and the ability to realize deferred tax assets. Results could also be affected by adverse effects associated with product defects and errata (deviations from published specifications) and by litigation, such as that described in Intel's SEC reports, as well as other risk factors listed in Intel's SEC reports, including the report on Form 10-Q for the quarter ended Sept. 27. The statements in this release are based on current expectations and do not include the potential impact of any mergers, acquisitions, divestitures or other business combinations that have not been completed by Dec. 3 or are not expected to be completed shortly.

    * Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.